Exhibit 2

                                     ABIGAIL
                                      ADAMS
                             NATIONAL BANCORP, INC.
--------------------------------------------------------------------------------
             1627 K Street, N.W. Washington D.C. 20006 202/466-4090



For Immediate Release                  Contact:         Susan Hager or
April 21, 1995                                          Garry R. Curtis
                                                        202-842-3600


              ABIGAIL ADAMS BANCORP AGREEMENT TO RESOLVE OWNERSHIP:
                      INVESTORS TO PURCHASE CITIBANK SHARE


     (Washington, D.C.) In a significant step to resolve a longstanding issue concerning the ownership status of Abigail Adams National Bancorp, Inc., holding company for The Adams National Bank, the Board of Directors today announced that Citibank N.A., the holder of rights to approximately 71 percent of Adams' outstanding stock, has entered into an agreement to sell the entire block of stock to a group of investors led by Marshall T. Reynolds.

     In a separate agreement with Adams, the investment group has agreed that, if the acquisition of the block is consummated, it will make an offer to the holders of the remaining 29 percent of Adams' stock to purchase their shares for $21.00 per share. The transaction is subject to the completion of certain filings by the investment group with the Richmond Federal Reserve Bank and regulatory approval. It is expected that the regulatory process will take 60 to 90 days. The offer to the other stockholders would occur promptly following acquisition of the 71 percent block of shares.

     "I am pleased with the performance and unique market niche of Adams," stated Reynolds, "and our investment group is committed to seeing the mission of the Bank continue. Equally important," continued Reynolds, "the composition of our investment group, subject to regulatory approval, will maintain Adams as a women-owned financial institution. We are also excited about the opportunity to work with Barbara Davis Blum. She will continue as CEO and the management team will stay in place."

Mr. Reynolds, a native of West Virginia, is:

               Chairman of Champion Industries, Inc., a publicly-traded printing and office supply company with divisions in West Virginia, Ohio, Kentucky, Louisiana and Mississippi.

               President and General Manager of Chapman Printing Company, Inc., West Virginia's largest printer.

               Chairman of the Radisson Hotel Huntington

               Chairman of McCorkle Machine & Engineering

               Chairman of Kyowa Corrugated Container Co., Inc.


     As Chairman of a community bank in Huntington, Reynolds directed an expansion strategy that led to the creation of West Virginia's largest commercial banking organization, Key Centurion Bancshares. This financial holding company had more than 20 community banks, each with a separate board, name and unique mission. It became one of the state's highest performing institutions and was acquired by Banc One of Ohio in May 1993. Reynolds served as Chairman of Banc One's West Virginia holding company until 1994.

     In addition, Reynolds has been a leader in his community. His numerous civic activities have included service as Chairman of United Way of the River Cities, Inc. and Chairman of the Boys and Girls Clubs of Huntington, Inc. He frequently speaks to high school students on free enterprise issues.

     "The investment group is pleased to have the opportunity to work with Adams. Our roots are in community banking, and that is clearly Adams' focus," noted Jeanne D. Hubbard, a member of the investment group. "This is a good fit."

     "Marshall Reynolds and his investors know banking," said Barbara Davis Blum, CEO of The Adams National Bank and Abigail Adams National Bancorp, Inc. "I am excited to have the opportunity to work with them and know that the Bank will gain from their professional and personal commitments.

     "We are also pleased that the sale of the Citibank shares will resolve this long-standing issue concerning the ownership status of Adams," noted Blum. "For five years, despite this distraction, we have been aggressive in carrying out the business of banking -- growing by acquiring failed institutions, adding significant commercial and consumer services, achieving recognition by the Comptroller of the Currency with the highest CRA rating and generating record returns for our shareholders in two of the last three years."

     Founded in 1977, The Adams National Bank was the first federally chartered bank in the United States to be owned and managed by women. "Opening with $3 million in total assets in 1977, the bank has grown to more than $82 million in total assets today," noted Reynolds. "It is this success and the Bank's mission that attracted our attention. Our goal is to help accelerate its course."

     Adams' mission statement is:

     The Adams National Bank, operating in the Washington region, a diverse area, is committed to achieving excellence as a community financial institution focused on meeting the needs of women, minorities, not-for-profit organizations and the business and professional community through the leadership of its majority female Board of Directors and Senior Management.


                                       ***

     The Adams National Bank reported net income for the first three months of 1995 of $184,000 as compared to $155,000 for the same period in 1994. Income before taxes for the first quarter of 1995 increased by approximately $134,000, or 77 percent, as compared to the same period of 1994. Despite a much higher tax expense recorded by the Bank in 1995 as compared to the prior year, the Bank's net income nonetheless increased by almost 19 percent. Total assets at March 31, 1995 were $82 million.

                                      ***